EXHIBIT 99.1

PennantPark Floating Rate Capital Ltd. Announces Tax Character of Monthly Distribution to non-U.S. Stockholders

NEW YORK, Jan. 10, 2018 (GLOBE NEWSWIRE) -- PennantPark Floating Rate Capital Ltd. (the "Company") (NASDAQ:PFLT) (TASE:PFLT) announces certain information relating to the tax character of its monthly distribution of $0.095 per share payable on February 1, 2018. 86% or $0.0817 per share of this distribution has been identified by the Company as an interest-related dividend generally exempt from U.S. withholding tax. This information is expected to be provided monthly going forward and is subject to change.

“We are pleased to start providing the tax character of distributions to assist our non-U.S. stockholders,” said Arthur H. Penn, Chairman and Chief Executive Officer of the Company. “We hope this will provide greater transparency about our distributions and open up the investing in PFLT to a broader group of investors”.

The Company, which operates as a regulated investment company (“RIC”), generates qualified interest income and short-term capital gains that may be exempt from United States withholding tax when distributed to non-U.S. stockholders. The U.S. tax law permits a RIC to report the portion of distributions paid that represent interest-related dividends as exempt from U.S. withholding tax when paid to non-U.S. stockholders with proper documentation.

ABOUT PENNANTPARK FLOATING RATE CAPITAL LTD.

PennantPark Floating Rate Capital Ltd. is a business development company which primarily invests in U.S. middle-market private companies in the form of floating rate senior secured loans, including first lien secured debt, second lien secured debt and subordinated debt. From time to time, the Company may also invest in equity investments. PennantPark Floating Rate Capital Ltd. is managed by PennantPark Investment Advisers, LLC.

FORWARD-LOOKING STATEMENTS

This report on Form 8-K, including Exhibit 99.1 furnished herewith, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act and Section 21E(b)(2)(B) of the Exchange Act the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports PennantPark Floating Rate Capital Ltd. files under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. PennantPark Floating Rate Capital Ltd. undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

The information contained herein is based on current tax laws, which may change in the future. The Company cannot be held responsible for any direct or incidental loss resulting from applying any of the information provided in this publication or from any other source mentioned. The information provided in this material does not constitute any specific legal, tax or accounting advice. Please consult with qualified professionals for this type of advice.

CONTACT:
Aviv Efrat
PennantPark Floating Rate Capital Ltd.
(212) 905-1000
www.pennantpark.com